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                              AUDIOVOX CORPORATION

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     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee
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                                                   Filed by Audiovox Corporation
                                                         Pursuant to Rule 14a-12
                                       Under the Securities Exchange Act of 1934
                                           Subject Company: Audiovox Corporation
                                                    Commission File No.: 0-28839

     This filing relates to the proposed acquisition of selected assets and liabilities of Audiovox Corporation's majority owned subsidiary, Audiovox Communications Corp., by UTStarcom, Inc., pursuant to an Asset Purchase Agreement dated as of June 11, 2004.

     The following is a transcript of Audiovox Corporation's conference call and web cast held on June 15, 2004 at 10:00 a.m. EDT to discuss the details of the Asset Purchase Agreement:

             AUDIOVOX CORPORATION ANNOUNCES DEFINITIVE AGREEMENT TO
                       SELL ITS WIRELESS HANDSET BUSINESS
                                  JUNE 15, 2004


CALL PARTICIPANTS

Glenn Wiener               GW Communications, Investor Relations
John Shalam                Audiovox Corporation, Chairman and CEO
Michael Stoehr             Audiovox Corporation, SVP and CFO

John Bucher                Harris Nesbitt, Analyst
Riley McCormack            Tracer Capital, Analyst
John McCann                Electronic Trading Group, Analyst
Richard Greenberg          Donald Smith and Company, Analyst
Jim Schwartz               Gilder, Analyst

PRESENTATION

Operator: Good day ladies and gentlemen and welcome to the Audiovox Corporation the proposed transaction with UTStarcom conference call. My name is Amanda and I will be your coordinator for today.

At this time, all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of this conference. If at any time during the call you require assistance, please key star followed by zero and a coordinator will be happy to assist you.

As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the call over to your host, Mr. Glenn Wiener. Please proceed, sir.

Glenn Wiener: Good morning and thank you for joining us this morning to discuss Audiovox's announcement yesterday regarding its definitive agreement to sell its wireless business to UTStarcom.

As the operator mentioned, today's call is being Web cast on the company's site, www.audiovox.com and a replay has been arranged for your convenience and will be available shortly after the completion of the call. You can log into the call by just simply clicking on the Investor Relations section.

If you haven't received a copy of yesterday's announcement issued pre-market, please contact my office and ask for my associate, Dion Manchester (ph) at 212-786-6068.

Before read today's Harbor language and turn the call over to management, I'd like to make a few brief statements.

First, participating on today's call will be John Shalam, Chairman and Chief Executive Office of Audiovox and Michael Stoehr, Chief Financial Officer. Unfortunately Pat Lavelle will not be joining us. He's in route to an Asia meeting with the company's suppliers.

John will begin by providing an overview on the deal and it's value to Audiovox, followed by Michael who will discuss the financial parameters of the transaction. The call will then open up to questions and answers and I ask that you keep your questions focused on the transaction itself as the company will not be in a position to discuss financial guidance or results.

This is an exciting time for Audiovox and a deal which management feels is in the best interest of its shareholders. If you have any follow-up questions please feel free to contact me directly.

Now as for Safe Harbor language.

Except for historical information contained herein, statements made on today's call and in today's Web cast that would constitute forward-looking statements may involve certain risks and uncertainties.

All forward-looking statements made are based on currently available information and the company assumes no responsibility to update any such forward-looking statements.

The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements.

The factors include, but are not limited to, risks that may result from changes in the company's business operations, our ability to keep pace with technological advances, significant competition in the mobile and consumer electronics businesses as well as the wireless business, our relationships with key suppliers and customers, quality and consumer acceptance of newly introduced products, market volatility; non-availability of product, excess inventory, price and product competition, new product introductions, the possibility that the review of our prior filings by the SEC may result in changes to our financial statements, and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements.

Risk factors associated with our business, including some of the facts set forth herein, are detailed in the company's Form 10-K for the fiscal fourth quarter and year ended November 30, 2003. Our Form 10-K for the fiscal first quarter ended February 29, 2004.

And you may also find details from the transaction in our Form 8-K filed yesterday.

At this time I'd like to turn the call over the John Shalam. John?

John Shalam: Thank you, Glenn.

Before Michael takes us through the financial details of this transaction, which I believe are very beneficial to our company, I would like to express my personal views on the matter.

This has been an exciting time for us at Audiovox. And as I stated in yesterday's press release, this transaction marks a major milestone in Audiovox Corporation's evolution. Over the years, ACC has been a key driver in building and enhancing the Audiovox brand name. But the time has come for us to move on and focus our attention elsewhere.

We exit the wireless communication's business with a belief that UTStarcom's position in the communication industry makes them better suited to meet the intense competitive market and that our objectives are better served outside the communications business.

At the closing of this transaction, we will emerge totally focused on the management of our diversified consumer electronic product portfolio. While we are not commenting on an exact use of the proceeds from this agreement, it is our intention to continue to invest in engineering, product development, advertising, and promotion as we are committed to the vision of the Audiovox family of brands being a major force in the consumer electronics industry.

We believe that based on the past performance of our electronics business and the exciting programs currently underway, Audiovox should continue to expand its presence in the marketplace.

In addition, and most significantly, this deal leaves us with a strong balance sheet and with substantial cash reserves that should allow us to take advantage of growth opportunities and to pursue new acquisitions while maximizing shareholder value.

Our Board of Directors, as well as the board of UTStarcom, has voted in favor and I, as the majority of shareholder of Audiovox, have agreed to vote my shares in favor of this deal. Speaking on behalf of our Board, we feel this is a win win for all parties and positions us well for the future growth.

In closing, I would like to thank you for your patience and continued support. I am very excited about the future of Audiovox Corporation and with that I will now turn the call over to Michael Stoehr, who will discuss the financials and then we will open up the call for questions.

Michael?

Michael Stoehr: Thank you, John. Good morning everyone and thank you for joining us on today's conference call.

By now of course, you know that after months of negotiations yesterday Audiovox announced that it entered into an agreement with UTStarcom whereby they will acquire from our subsidiary, Audiovox Communications Corp and it's subsidiary Quintex, selected assets and liabilities for an all cash purchase of $165.1 million subject to post closing adjustments.

UTStarcom also received a five-year, royalty free license agreement for the use of the Audiovox brand on handsets, PDAs, and PCMCIA cards. Price and signing of the UTStarcom deal, Toshiba Corporation, was a 25% minority shareholder in ACC. Audiovox recently purchased five percent of ACC shares from Toshiba and Toshiba has agreed that ACC will purchase the balance of Toshiba's shares prior to the closing of the UTStarcom transaction.

Toshiba will receive a total of $15 million, which includes one, the payment for the five percent, two, the remaining 20% equity position, and three, the repayment of an $8.1 million subordinated note.

Let me walk you through it. For a cash price of $165.1 million UTStarcom has purchased the inventory, prepaid expenses, and other current assets of Audiovox Communications Corp and Quintex. Further, UTStarcom has assumed the accounts payable, accrued expenses, accrued sales incentives, and documentary acceptances of ACC and Quintex. Audiovox has retained certain other expenses.

Also,  Audiovox  Communications  Corp  and  Quintex  will  retain  its  accounts receivable and the inter company payables due to its parent, Audiovox Corporation. As ACC and Quintex receivables are paid after closing, they will be applied - all cash collected will be applied to the first amounts on a cycle basis. Again, subject to certain adjustments.

Finally, there is a working capital cash component as part of this agreement, which currently is positive for the company.

The transaction is subject to regulatory, third-party, and Audiovox shareholder approval. Audiovox will receive 95% of the purchase price at closing with five percent held in escrow to fund any deficiencies, if any. The escrow will be released within 120 days if there are no disputes.

We expect to report - we expect to report second quarter results on or about July and pursuant to the close of this deal both the second and third quarter results will include wireless and electronics performance, as we're looking for the close in our fourth quarter.

On the earnings call we will provide you with a further outlook for the company during the second half of the year, which will include detailed information regarding our product line-up and road map.

For the purposes of this call, we will not be taking any questions on the second quarter performance nor will we address questions on the ongoing wireless operations during the Q&A portion of this call.

Thank you and John?

John Shalam:  Thank you, Mike.

Ladies and gentlemen, once again I would like to thank you for your continued support. We will now take questions at this time.

QUESTION AND ANSWER SESSION

Operator:  (OPERATOR INSTRUCTIONS)

And your first question comes from Don Buetcher (ph) of Harris Nesbitt (ph).

John Bucher: John Bucher at Harris Nesbitt. Good morning. Michael, I was wondering if you could provide a high level reconciliation of the $165 million gross purchase price and the $90 million net proceed figure that you included in yesterday's release?

Michael Stoehr: Sure, John. It's $165.1 million minus the escrow, taxes, employee severance costs, professional fees, and the payment that Toshiba gets you down to $90 million.

John Bucher: Can you break those down in dollar amount?

Michael Stoehr: Yes, I think roughly you're looking at $15 million for Toshiba, which we already know, about $51 million for the other expenses, and eight million dollars for the escrow.

John Bucher: And that other expenses include taxes?

Michael Stoehr: Yes, it does.

John Bucher: OK.

Michael Stoehr: No other write-downs required.

John Bucher: And can you say what the current balance of your line of credit or what the total debt balance is for the company right now?

Michael Stoehr: Yes, right, at this point as of May, I'll give you an approximate since we haven't the finished the Q, but it's about $61 million.

John Bucher: So roughly flat with the end of last quarter?

Michael Stoehr: Yes.

John Bucher: And is any of that your line of credit is typically used for some of the handset purchases. Is any of that allocated to ACC in computing the minimum working capital balance?

Michael Stoehr: Well, John, it might be a little bit helpful if I kind of take you through some of the Audiovox Corporation consolidated view. As I mentioned previously in the call, the debts to be paid was actually due to the parent company. So you might get a better view of how this thing flushes out.

If you want to look at it this way, you're looking at cash in on a deal of $165.1. The receivable balance, again I'll give you an approximate balance. As of this point it's about $107 million and the working capital adjustment is approximately 20, for a total gross in of 292.

Outbound, as I mentioned to you, of the various payments that got us down to the 90 and that would leave proceeds before debt, the debt payment, of $210 million or approximately $9.50 a share. And then after you pay off the bank debt, we would have cash of around 149 to $150 million. This assumes the whole escrow has been used.

Is that helpful?

John Bucher: Yes, that's helpful. So putting your current debt balance aside for the time being, you expect that the net of escrow, that the cash proceeds to the company including receivables to be approximately 210 million?

Michael Stoehr: That's correct. That's also depends, assuming that there are no issues with evaluations of the inventory cause we - the deal is also subject to an audit as of at the closing. And at this point we feel we have adequate reserves, but it's subject to that and also the receivables are subject to collection.

John Bucher: OK. I've gone through the 8-K yesterday that being the larger of the two 8-Ks. And I'm just wondering if there's anything that could cause, it looks like you're looking for approximately a 90-day, for this to close in approximately 90 days or so.

Anything associated with, for example, in Section 524 you talk about lease obligations and reasonable efforts, reasonable commercial efforts being that they're - in any of these areas do you see any problem at all for this deal closing in the 90 days?

Michael Stoehr: The 90 days includes the following, Hart Start Redina (ph), the Hart Start Redina as known in China, also we have to go through a shareholders' vote, and the proxy has to go out. As for the operational, in the agreement certain contracts have to be brought over, which are between ACC and the carriers.

At this point we don't see any major stumbling block but it's not over 'til it's over.

John Bucher: Are there any existing purchase commitments that ACC has between now and the anticipated deal closing that would require ACC to have to step up purchases of handsets or products Curitel, Toshiba, or any other supplier?

Michael Stoehr: It would fall, not to get into projections, but we would follow normal patterns of the company. We would not cease doing business. We continue to operate the company as if we owned it, which we still do until we close.

John Bucher: OK. I'll let somebody else get in the queue here after one final question and then I'll get back in the queue.

Why is it that, or what would account for Toshiba's being willing to essentially take a payout that looks like it's about a third of what the value of the net proceeds to ACC assets are going to be?

Michael Stoehr: There was much more negotiations involved than just the evaluation of the company itself. There were certain agreements that were between the two companies that also had to be unwound and all of these
contributed   to  the  figure  that  was  presented  to  Toshiba  to  close  the transaction.

John Bucher: OK. Thank you for taking the questions. I'll let somebody else have a try here.

Operator: And your next question comes from Riley McCormack (ph) of Tracer Capital (ph).

Riley McCormack: Hey, guys. Most of my questions were asked, just one clarification. On the working capital, you say there's a $20 million additional payment in your favor. So that means your working capital is $20 or it's $27 million above the $40 million in the working capital adjustment?

Michael Stoehr: Yes, that's correct.

Riley McCormack: OK. So your working capital at ACC is around $67 million right now?

Michael Stoehr: Roughly that number, yes, 'cause there's a built in deficit in that calculation. Obviously you read the agreement.

Riley McCormack: Yes. OK. I guess that's pretty much it. Everything else was asked.

So the net cash as of May at Audiovox Corporate is $150 million?

Michael Stoehr: Yes. If you're assuming you paid off the bank debt then there's no adjustments at the close.

Riley McCormack: OK. But any adjustments, for example, I know the accounts receivable you said was $107 million but it's going to be devalued as of close. But I mean any cash collected from accounts receivable is going to go to Audiovox in the meantime, right?

Michael Stoehr: Yes. We continue to operate in our normal mode.

Riley McCormack: OK. All right. Thanks a lot guys.

Michael Stoehr: Yes.

Operator: And your next question comes from John McCann (ph) of Electronic Trading Group.

John McCann: Hi, guys. I just, I had most of my questions answered also but I just wanted to get clarification on this total cash number net of debt after the transaction closes. And I know it's a rough number subject to some minor changes, but that will be $150 million in cash?

Michael Stoehr: Yes. I said between 156 and 150. That assumes that we use up the whole escrow.

John McCann: And what is the total number of shares outstanding that we're working with so that we can break it down on a cash per share basis? Is that 22.9, is it?

Michael Stoehr: Twenty-two point two.

John McCann: Twenty-two point two million?

Michael Stoehr: Yes.

John McCann: Very good. I appreciate it.

One last thing, on your earnings release in April you indicated that you would on this conference call after the closing or the announcement, I shouldn't say the closing, of the deal with Communications Corp, you would give some guidance as to how the last quarter went and what we look like going forward. I know you're saying you won't do that now. But you suggested you would do that because we didn't have a conference call after the last earnings release.

Is there anything you can give us guidance wise at this particular point in time? Because obviously it's very impactual to the evaluation of the shares in addition to the cash that we now see we have.

Michael Stoehr: I think, I think what we basically said is that we'd pick up the second quarter earnings call, which will be in about three weeks. We will at that point come forward with a view for the remaining portion of the year.

John McCann: OK.

Michael Stoehr: And try to give you some line around for modeling and that type of thing so you can get some projections back up again.

John McCann: OK. What are we looking like? The week of the 12th of July, is there a good possibility?

Michael Stoehr: We'll try and do it a little bit earlier. So something will be coming out hopefully in the next two weeks.

John McCann: Great. Thank you very much.

Michael Stoehr: You're welcome.

Operator: And your next question comes from Richard Greenberg (ph) of Donald Smith and Company (ph).

Richard Greenberg: Mike, the equity was $328 million as of your last 10-Q. Pro forma, what's the equity going to be? Or another way of saying it, what is the gain on this transaction going to be?

Michael Stoehr: Rich, the equity should be around 17 to $18. The book value will be 17 to $18 a share when that transaction closes. And the equity will be north of, I can't give you the exact number 'cause I don't want to be giving the second quarter, it'll be north of 360.

Richard Greenberg: OK.

Michael Stoehr: The transaction after tax, just the transaction itself, is a gain of at this point approximately $59 million.

Richard Greenberg: OK. And from that are there, do we need, because 328 plus 59 yields more than 360. So are there other charges that are bringing it down?

Michael Stoehr: No. I'm just trying to give you a range.

Richard Greenberg: OK. And then going forward, what kind of charges are you guys
- what type, not number necessarily, what type of charges are you guys going to need to shrink the company further, the headquarter staff, anything like that?

Michael Stoehr: We don't have any leases to deal with to bring back any reductions as required in the overhead. Basically what was going to start to fall off would be some of the, obviously request would drop off, which we act as the bank for the other subsidiaries. So that will drop off the company's financials.

We are involved in a transition service agreement with UTStarcom to provide a IT services, which is the bulk of the corporate employees.

But that's what we're looking at. When we can get a better handle on this thing as we get a little bit closer to the close.

Richard Greenberg: OK.

Michael Stoehr: And by the way, Rich, you're correct. The number I was saying was a range of 375 to 385.

Richard Greenberg: I'm sorry. So you had said 368.

Michael Stoehr: I made a mistake. It was 375 to 385.

Richard Greenberg: OK. That makes more sense.

Michael Stoehr: Yes.

Richard Greenberg: And then I know you don't want to talk too much on projections but in your 10-K when you break out the two groups, you break out. So for example last year the operating expenses were 10.8% or $56 million in the electronics group. And you had, whatever it was, $30 million or so in ACC. But then you had this $14 million or roughly of expenses at the corporate level.

Can you give us some sense at least of how much you are going to continue to have to absorb of that amount?

Michael Stoehr: Just to let you know there's a portion that sits over there that unabsorbed included some advertising that we were doing for branding for the corporate name. It was a piece of that, which we don't charge the divisions. It was more to institutionalize the company's name on an advertising basis.

As I said, as we get to probably the second quarter more the third we'll know where that overhead will be brought down.

Again, the corporate overhead itself on a body count is only 51 people. The bulk of the charges in there revolve around insurance, general liability, D&L, professional fees, which we'll begin to just by changing the size of the company we'll begin to withdraw.

But I have to caution you, Sarbanes-Oxley isn't, we're in the midst of Sarbanes-Oxley right now.

Richard Greenberg: All right. Mike or George, from a general sense though, with the ongoing size of the company, forgetting the use of cash and further acquisitions, can this company at a six, $700 million, whatever your revenues are, support this corporate expense level?

Michael Stoehr: No. But that was, it obviously - Richard, that would be reduced.

Richard Greenberg: Yes.

Michael Stoehr: I mean, 'cause we're not using - we've been at this a long time. We know what has to be done.

Richard Greenberg: OK.

John Shalam: But Richard, some portion of that corporate expense is trade promotion including advertising and public relations. And this is a continuing effort now to enhance the value of the brands, particularly the new brands we acquired last year from Recoton, the Jensen brand, Acoustic Research. And it is my intention to continue providing funds to continue to enhance these brands and to build them up as we go along. This is definitely one of my strategies.

So you're not going to see too much of a reduction. Most of the advertising and promotional expense in the past was directed towards the Audiovox Electronics product groups and the portfolio brands there.

So I don't know how much of a reduction you're going to see in that. You need to consider those expenses more as an investment really rather than an expense.

Richard Greenberg: Right. I understand, John. It's just - if we're looking at a company, an ongoing company, that say has a 16% gross margin or so, an operating expense level excluding this corporate of 11%. Well we're starting out with a five percent margin and then if we tack on, then there's a couple of percent at the corporate level. Well, gee, we're down to three percent. You tack that, affect that and we barely are profitable. Without the kind of two percent after tax margin, which is more like the cell phone business, I mean is that what we're looking at?

Michael Stoehr: No.

John Shalam: No. You're not going to be looking at that. And it is certainly the focus of management and my focus that when this transaction is completed in the next 90 days or so we're going to focus much more carefully now on the outlook for electronics, both in terms of operating costs and the corporate overhead as well.

I remind you that a lot is corporate overhead is due to legal, accounting. We've had a lot of situations in the past year including the SEC problems last year, Sarbanes-Oxley, the Recoton acquisition, and now all kinds of legal and accounting fields, fees, to structure this doggone proposal.

And unless we continue to be aggressively acquiring new companies and making new investments, you can expect that part of the corporate overhead to drop dramatically.

Richard Greenberg: OK. And Mike, just on the cash points again, the $150 million. Is there any debt that's going to be remaining at the company anywhere?

Michael Stoehr: At that point the only debt that would be left outstanding would be the monies that we borrowed over in Germany on the acquisition of about, right now it's down to eight million euros. And about a million dollars or a million and a half bucks, excuse me, two million dollars in Malaysia.

Richard Greenberg: OK. No other long-term debt?

Michael Stoehr: No. It will be completely clear. We'll have - it will leave us with a company with about $250 million in assets and no debt.

Richard Greenberg: Last question, John, and I know you don't want to say too much on this, but it's really kind of critical.

As you know, acquisitions in the past by most companies, 80, 90% of them don't work out. They take on a lot of goodwill and intangibles, which ultimately have to be written off.

The jury's still out, I guess, on Recoton. You did take on some goodwill. But you haven't commented on whether you think that's a success so far. I imagine you would say it is.

But we're skeptical on the use of cash for acquisition. Could you talk a little bit about your thoughts on when you say shareholder value enhancing, I mean that might lead to something, which we would prefer, which is somehow giving out the money through a buyback or a dividend to shareholders.

Just what are you thinking on this topic?

John Shalam: Richard, honestly it's too early to come to any conclusions. Clearly we think about all these strategies. These are all possibilities but until the deal settles in September and we really take a good look at all of our options it's too premature right now to come to any conclusions on that.

There are people telling me that we should consider dividends, we should consider buying back stock, this sort of thing, besides making acquisitions. It's premature. And we are aware of all these possibilities and we will consider them all in due time.

But I will tell you, referring back to the Recoton acquisition, that I think it's probably one of the best deals we ever made in this corporation. I think it's working out very well. We're getting good acceptance on the new product lines that have been launched with the Jensen brands. We're re-establishing that franchise.

We've got plans as well to build up promotion on the Acoustic Research brand and the German operation is holding its own very, very well and generating strongly. And we just launched our entire mobile video product line now through the German company for introduction to the Western European market at a major trade show last month, which is receiving, was very well received and should become a large part or rather a strong additional component of the sales of that company.

We're very pleased with the Recoton performs. I think we really got a good deal on that.

Richard Greenberg: Listen, thanks a lot for your time and congratulations on making a - the best of a pretty tough situation.

John Shalam: Thank you very much. I appreciate that comment.

Michael Stoehr: Thanks, Richard.

Operator: And your next question comes from Jim Schwartz (ph) of Gilder (ph).

Jim Schwartz: Yes, hi guys. Just on the Recoton brands, Jensen, Acoustic Research, and Advent, did roughly $150 million revenue three years ago. And you guys haven't really had the opportunity to run it through your domestic channels yet. I'm just curious what the reception has been like so far.

John Shalam: I can only answer your question in general terms. And the reception is positive. The lines of new products have been well received. At our next conference call, Pat Lavelle will be here and he will talk extensively about the outlook for Audiovox Electronics as well as for the Jensen, Acoustic Research brands and will go too much more detail on that.

But I, we expect that the full contribution of the Recoton acquisition will come in 2005. Remember, it takes time to rebuild the sales force, to re-establish the relationships with the major customers, to redevelop new products, and to put new life into a business that was basically dead when we acquired it.

Jim Schwartz: And that $150 million in revenue for three years ago was that, I mean, how much of that was domestic, was U.S.?

Michael Stoehr: That was the U.S. revenue.

Jim Schwartz: OK. So then you guys just started this overseas? And we haven't really seen any domestic revenue yet.

Michael Stoehr: Well just to let you know on the financial report that we did do when it was in the last 10-Q, the general operations, we capped, they were still existing and ongoing. So they're working. They were all affected. The, we're slowly coming forward on the, let's call it domestic brands.

And as John mentioned, Pat will give you a much fuller outline in the second quarter earnings call.

Jim Schwartz: OK. Thanks.

Operator: And you do have a follow up question from John Bucher of Harris Nesbitt (ph).

John Bucher: Asked and answered, thank you very much.

Operator: That does conclude your questions.

John Shalam: That's it? Well I just want to say in conclusion that I personally am very pleased with the developments here. This has been our strategy for a time. We came to the conclusion that it would be a desirable thing to exit the cell phone business, which is very volatile and carries substantial inventory risk, as all of you know who have been with us and followed us for a number of years.

But on the other hand, ACC represented 39% of our total sales last year. That's our consumer electronic group, which was up from 21% of the total sales for the two prior years. And while the revenues are basically two-fifths of our overall sales, you must be aware that the AE or the Audiovox Electronics group has been the key profit driver over the past few years. Approximately four times that of ACC in our last fiscal year.

So I think that strategically we are making the right moves. We are getting out of an industry that has, that's characterized by enormous competition. It's really the problems of the very, very large base. We have unlimited resources. And I think the opportunity to sell the assets to UTStarcom is a good opportunity for us and will allow us to focus all of our energies and our resources in building up the Audiovox Electronics Company in the future.

UTStarcom is really a national buyer for the Audiovox Electronics Group. That fits in perfectly with our plans to establish very efficient, very practicing through their facilities in China. And combining that with the aggressive sales team of ACC, it's going to be a winning competition - a winning combination.

And I think they're going to be very successful with that and we wish UTStarcom and our people at ACC all the success and good luck.

And if there aren't any further comments or questions, did you want to say something?

Glenn Wiener: Just there was some confusion yesterday in regard to terms of the transaction. We're hoping after the 8-K filing and further explanation this morning that it's pretty clear as to what the value it brings to Audiovox Corporation.

If anybody has any follow up questions, both Michael and I will be free this afternoon. So please feel free to call. And again, we think this is a win win for all parties and look forward to speaking with you in the upcoming weeks and months ahead.

And with that, thank you for your participation today.

John Shalam: Thank you. Good-bye. Have a good day.

Operator: Ladies and gentlemen, thank you for joining us today in today's conference. This does conclude your program. Have a wonderful day.



The Asset Purchase Agreement relating to the transaction described above was filed by Audiovox Corporation under cover of Form 8-K on June 14, 2004 and is incorporated by reference to this filing.

Forward-Looking Statements

Except for historical information contained herein, statements made in this release that may constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal fourth quarter and year ended November 30, 2003 and Form 10-Q for the fiscal first quarter ended February 20, 2004.


Additional Information About the Asset Sale and Where to Find It

Audiovox will file a proxy statement and other documents regarding the proposed Asset Purchase Agreement described in this press release with the SEC. AUDIOVOX STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. A definitive proxy statement will be sent to stockholders of Audiovox seeking their approval of the transaction. Investors and security holders may obtain a copy of the proxy statement (when it is available) and any other relevant documents filed by Audiovox with the SEC for free at the SEC's web site at www.sec.gov. Copies of the proxy statement and other documents filed by Audiovox with the SEC may also be obtained free of cost by directing a request to: Audiovox Corp., 150 Marcus Boulevard, Hauppauge, NY 11788, Attn: Chris Lis Johnson, Secretary. You may also read and copy any reports, statements and other information filed by Audiovox at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

Audiovox and its respective directors, executive officers and certain of their employees may be deemed to be participants in the solicitation of proxies of Audiovox stockholders in connection with the proposed sale of assets. Certain directors and executive officers of Audiovox may have interests in the sale of assets, and their interests will be described in the proxy statement that will be filed by Audiovox with the SEC.

                                      # # #

Audiovox is a registered trademark of Audiovox Corporation, in the U.S. and certain other countries. Other trademarks and product, company or service names included herein are the property of their respective owners.